Exhibit 5.1

Yvan-Claude Pierre

+1 212 479 6721

ypierre@cooley.com

March 10, 2017

Oncobiologics, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Oncobiologics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for offer and resale of up to 5,114,747 shares of common stock, par value $0.01 per share (the “Common Stock”) by the selling stockholder (the “Selling Stockholder”) identified in the Registration Statement. The Registration Statement is to register the resale of (i) 150,376 shares of Common Stock (the “Initial Purchase Shares”) issued to the Selling Stockholder by the Company prior to the date hereof, (ii) 113,205 shares of Common Stock (the “Initial Commitment Shares”) issued to the Selling Stockholder by the Company prior to the date hereof, (iii) up to 113,206 shares of Common Stock (the “Additional Commitment Shares”) that may be issued to the Selling Stockholder from time to time by the Company pursuant to a Purchase Agreement dated March 8, 2017 between the Selling Stockholder and the Company (the “Purchase Agreement”) and (iv) up to 4,737,960 additional shares of Common Stock (the “Purchase Shares”) that may be issued to the Selling Stockholder from time to time by the Company pursuant to the Purchase Agreement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, each as currently in effect, (c) the Purchase Agreement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by persons other than the Company where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed (x) that, upon the issuance of the Additional Commitment Shares and the Purchase Shares, the total number of shares of Common Stock issued and outstanding and committed to be issued will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation as it is then in effect, (y) that the proceeds from the sale of each of the Additional Commitment Shares and the Purchase Shares will be equal to at least the par value of the Common Stock, and (z) that the Company’s Board of Directors or a duly authorized committee thereof has approved the specific issuance of the Purchase Shares.

Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and is based on the law as in effect on the date hereof. We express no opinion as to

Cooley LLP 1114 Avenue of the Americas New York, NY 10036
t: (212) 479-6000 f: (212) 479-6275 cooley.com

March 10, 2017

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whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Initial Purchase Shares and Initial Commitment Shares have been validly issued and are fully paid and nonassessable, (ii) the Additional Commitment Shares, when issued by the Company and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholder as provided in the Purchase Agreement, will be validly issued, fully paid and nonassessable and (iii) the Purchase Shares, when issued by the Company against payment therefore and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholder as provided in the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Yvan Claude-Pierre
Yvan-Claude Pierre

Cooley LLP 1114 Avenue of the Americas New York, NY 10036
t: (212) 479-6000 f: (212) 479-6275 cooley.com